P. O. BOX 717    PITTSBURGH, PA    15230-0717    (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON AWARDED $55 MILLION CONTRACT FOR MERCURY REMOVAL

PITTSBURGH, PA - March 5, 2008 - Calgon Carbon Corporation (CCC: NYSE) announced today that it has been awarded a contract by a major U.S. power generator to supply Fluepac MC+ and Fluepac CF+ activated carbon to remove mercury from the flue gas of coal-fired power plants in the Midwest. Under terms of the guaranteed contract, the customer has agreed to purchase over the next five years a minimum amount of activated carbon valued at $55 million.

Fluepac MC+ and Fluepac CF+ are powdered activated carbons that were specifically developed by Calgon Carbon to remove mercury from power plant flue gas.

The five-year contract extends from 2008 through 2012, with major quantities scheduled for purchase in 2009 and beyond. Under terms of the contract, the customer may purchase more than the minimum requirements in years 2010 through 2012.

Commenting on the contract, Robert P. O’Brien, Calgon Carbon’s senior vice president - Americas, said, “We are very pleased that a major U.S. power generator has selected Calgon Carbon to provide this critical product. We look forward to serving other customers in this important emerging market.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.